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                                                                     EXHIBIT 4.6
                                   AMENDMENT
                                      TO
                        SECURITY CAPITAL PACIFIC TRUST
                  1996 SHARE OPTION PLAN FOR OUTSIDE TRUSTEES

     WHEREAS, Security Capital Pacific Trust (the "Trust") maintains the Security Capital Pacific Trust 1996 Share Option Plan for Outside Trustees (the "Plan"); and

     WHEREAS, the Trust and Security Capital Atlantic Incorporated ("ATLANTIC") have entered into a merger agreement whereby ATLANTIC will merge with and into the Trust (the "merger"); and

     WHEREAS, upon shareholders' approval of the merger and consummation thereof, the name of the Trust will be changed to Archstone Communities Trust; and

     WHEREAS, amendment of the Plan is now deemed desirable;

     NOW, THEREFORE, by virtue and in exercise of the amending authority reserved to the Trust under Section 5 of the Plan, the Plan is hereby amended, subject to the approval of the Trust's shareholders, effective on the effective time of the merger, in the following particulars:

     1. By changing the name of the sponsor of the Plan to "Archstone Communities Trust" and substituting that name for each reference to "Security Capital Pacific Trust", wherever it appears in the Plan.

     2. By changing the name of the Plan to "Archstone Communities Trust 1996 Share Option Plan for Outside Trustees" and substituting that name for each reference to "Security Capital Pacific Trust 1996 Share Option Plan for Outside Trustees", wherever it appears in the Plan.

     3. By adding the following new sentence to subsection 2.1(b) of the Plan immediately after the first sentence thereof:

" Notwithstanding the foregoing, an individual who first becomes an Eligible Trustee on the date of an annual meeting of the Company's shareholders shall not be granted an Option for the year beginning with the annual meeting if the individual has been awarded an option by reason of the individual's serving on the Board of a company which is merged with and into the Company in the calendar year in which the merger occurs."

     4. By substituting the following for the second sentence of subsection 3.2 of the Plan:

"The maximum number of shares of Stock available for Options under the Plan shall not exceed 200,000 shares."